Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059 and 333-135242) of NeuroMetrix, Inc. of our report dated May 4, 2007, except for Note 3 as to which the date is October 9, 2007, Note 20 as to which the dates are September 21, 2007 and October 25, 2007 and Note 21 as to which the date is October 31, 2007 relating to the financial statements of EyeTel Imaging, Inc. which appears in the Current Report on Form 8-K/A of NeuroMetrix, Inc. dated March 7, 2008.

/s/  PricewaterhouseCoopers LLP

McLean, Virginia

March 7, 2008